Exhibit 99.1
U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

U-STORE-IT
Moderator: Guy Gresham
November 11, 2005
8:00 a.m. CT
Operator: Good day, everyone, and welcome to the U-Store-It Trust’s Third Quarter 2005 Earnings conference call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Guy Gresham with (The Ruth Group). Please go ahead, sir.
Guy Gresham: Thanks, Operator. By now, you should have received a copy of the earnings press release. If you have not received a copy, please call Stephanie Carrington at 646-536-7028, and she’ll fax or e-mail you a copy. A copy of the September 30th, 2005 supplemental financial package was made available last night on the Investor Relations section of the company’s Web site at www.u-store-it.com.
A filing has also been made available to the SEC, and the company’s most recent 8-K. The company’s remarks today will include certain forward-looking statements that are not historical facts, and may constitute forward-looking statements within the meaning of the Private Securities Litigations Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results of the company to differ materially from historical results, or from any results expressed or implied by such forward-looking statements, including, without limitation, national and local economics; business, real estate, and

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

other market conditions; the competitive environment in which the company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the company’s ability to maintain its status as a REIT for federal income tax purposes; acquisitions; dispositions; and development in joint venture (risks); potential environmental and other liability; and other factors affecting the real estate industry in general.
The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, which discusses these and other factors that could adversely affect the company’s results.
Now I would like to turn the call over to the Chairman and Chief Executive Officer of U-Store-It, Robert Amsdell — Robert.
Robert Amsdell: Thank you. Good morning, and welcome to our Third Quarter 2005 Earnings call. For full details of our financial results for the third quarter, I would like to refer you to our press release issued last night after the market closed, and our 10-Q, which will be filed no later than Monday.
Also, we have stated in prior conference calls that we will be working to increase the financial information that we provide in our quarterly earnings releases. Starting at this point going forward, we will be issuing a supplemental package, which will provide further details on our quarterly financial results. So, let’s get started.
The third quarter was another strong quarter for U-Store-It. We have continued to successfully execute our targeted acquisition strategy, which enhances our external growth. We have also focused on our internal operations by growing revenues and controlling operating expenses. Our third quarter revenues for the third quarter of 2005 increased to 41.3 million from 22.3 million, or an increase of 85.2 percent from the third quarter of ‘04.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Net income for the third quarter of ‘05 was 1.7 million, compared to a net loss of 2.3 million for the third quarter of ‘04. Same-store revenues for our 153 (same-store) facilities increased by 1.8 percent, and property operating expenses decreased by 1.4 percent for the third quarter of ‘05, resulting in (same-store) NOI growth of 3.6 percent.
FFO per diluted share was 31 cents for the quarter. At September 30th, 2005, we owned 323 facilities, compared to 201 facilities at December 31st of ‘04. Year-to-date, we have acquired 127 facilities, consolidated four facilities, and sold one property, bringing our total facility count to 323. During the third quarter, we completed the National Self Storage acquisition for 212 million, which includes 71 facilities, totaling approximately 3.6 million rentable square feet.
We subsequently consolidated the operations of two of these facilities, bringing the total to 70. With this acquisition, we have expanded our footprint in our existing markets of Southern California, Arizona, and Tennessee, and have entered new markets in Texas, Northern California, New Mexico, Colorado and Utah. In connection with these acquisitions, we issued (OP) units with an internal value of approximately 61.8 million that are redeemable for cash, or at our option, common shares, beginning in July of 2006 on a one-on-one basis.
Also in the third quarter, we acquired an additional 18 facilities, totaling approximately one point — I’m sorry, one million square feet, and costing approximately 88.7 million in aggregate. Subsequent to September 30th of ‘05, we have closed on the acquisition of seven facilities for 24.8 million, and have gone under contract on another 45 facilities for approximately 280.1 million.
Subsequent to quarter end, we executed a successful follow-on equity offering. On October 3rd, we priced a public offering of approximately 19.7 million primary common shares, which includes the exercise of the over allotment option of approximately 2.6 million shares.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

The transaction was priced at 20.35, which was at no discount to our closing price on October 3rd. By successfully marketing our story to institutional investors, we generated orders from 71 percent of the accounts with which we had a one on one meeting. The transaction was well received with over 50 percent of institutional demand coming from new, high-quality investors. Based on strong demand, we up-sized the deal, and the institutional book was over two times subscribed.
Our shares traded up 2.2 percent on the first day of trading, outperforming our peer group and the entire REIT market, which traded down on that day 1.5 and 1.7 percent, respectively.
Going forward, we are very optimistic on the outlook for the fourth quarter of 2005 and for 2006 for both continued internal and external growth. Our internal growth expectations are supported by our healthy, (same-store) results for 2005, with (same-store) revenue up by 4.8 percent, and NOI up 9.2 percent for the first nine months. With the proceeds coming from the equity offering, we hope to continue growing externally through attractive acquisitions that are currently in our pipeline, as well as those that we have not yet identified. At the current time, as I mentioned before, we have roughly 20.8 million of potential acquisitions in our pipeline.
Finally, I would like to mention that we are not commenting today on the (Shore Garden) transaction, or its recent announcement of exploring strategic alternatives.
With that, I will turn the presentation over to our President and CFO, Steven Osgood.
Steven Osgood: Thank you, Bob. As Bob summarized, our total revenues for the third quarter 2005 increased to $41.3 million from 22.3 million, or an increase of 85.2 percent from the third quarter of 2004. A majority of this increase is due to the acquisition of 46 facilities in the fourth quarter of 2004, and 127 facilities for the first nine months of 2005.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Net income for the third quarter of 2005 was $1.7 million, compared to a net loss of 2.3 million for the third quarter of 2004. The increase in net income is primarily due to the increase in income from a larger number of facilities owned in 2005, and 2.4 million less loan procurement amortization expense in the current period.
Moving on to (same-store) results. As of September 30th, 2005, our (same-store) portfolio consisted of 153 properties. As a result of the damage sustained at the Waveland, Mississippi facility from Hurricane Katrina, this facility is not currently operational, and therefore the company has adjusted the number of facilities included in (same-store) analysis at September 30th, 2005 from 154 to 153 facilities.
Operating results for these (same-store) facilities for the third quarter are as follows. Revenues increased by 1.8 percent, and property operating expenses decreased by 1.4 percent, equating to a (same-store) NOI growth of 3.6 percent for the quarter. Of the increase in (same-store) revenues, approximately 300,000 was due to increased rents and 100,000 was due to increased occupancy. The decrease in operating expenses was attributable to lower marketing and other operating expenses, partially offset by higher payroll expense.
For the nine months ended September 30th, 2005, (same-store) revenues increased by 4.8 percent from the previous year, and property operating expenses decreased by 2.7 percent, equating to a (same-store) NOI growth of 9.2 percent.
General and administrative expenses came in at $3.7 million for the quarter. We have not changed our full year 2005 G&A assumptions from last quarter, which remains at approximately $13 million. We would like to reiterate that as we continue to grow, our overhead costs will continue to increase. However, we feel that we have a platform that can support our anticipated growth through 2006 without a significant increase in our G&A.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Our FFO per share was 31 cents for the third quarter. For the quarter, our diluted weighted-average common-share count was 37,633,988, excluding (OP) units. Including (OP) units, the fully diluted weighted-average share-count was 42,832,843. During the third quarter, as was the case for the second quarter 2005, our FFO was sufficient to fully cover our dividends, which were 28 cents per share for the quarter.
As of September 30th, 2005, the company had total debt outstanding of approximately $741 million, which included $108.3 million that was drawn on our $150 million revolving credit facility. Our interest coverage ratio was 2.37 times for the quarter, and our fixed charge coverage was 2.14 times. 14.6 percent of our total debt was floating-rate debt at quarter-end. Subsequent to quarter-end, we executed two transactions that had a material effect on our capital structure.
First of all, as Bob mentioned, we had a successful follow-on equity offering. We issued approximately 19.7 million primary common shares for gross proceeds of approximately $400.2 million. Proceeds were used to pay off the balance of the revolving credit facility, with the remaining proceeds going to cash and to fund acquisitions.
Second, we entered into a multi-facility fixed mortgage-rate mortgage loan in the principle amount of approximately $72.5 million. The loan has a 10-year term, and bears interest of 5.97 percent. We assumed the obligation to enter into this loan in connection with the National Self Storage acquisition.
After taking into account these transactions, as of November 8th, we have 57,010,162 common shares, and 5,198,855 common (OP) units outstanding. Total debt outstanding at November 8th, 2005 was approximately $661.5 million, and total debt to market capitalization was 34.2 percent.
Now I would like to provide you with an update on the status of our acquisitions. As I reported on last quarter’s earnings call, on July 26th, 2005, we closed on the acquisition of the 70 facility

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

National Self Storage portfolio for $212 million. For this transaction, we issued $61.5 million of (OP) units, the remainder of the purchase price was financed with the assumption of approximately $80.8 million of debt, and $69.7 million of cash. The cash amount was funded with the proceeds from an $80 million seven-year fixed-rate mortgage loan, with an interest rate of 5.13 percent.
Let me briefly review the list of acquisitions that we have completed since June 30th through today. First, during the third quarter, we completed the acquisition of 88 (self-storage) facilities totaling 4.7 million square feet for a total purchase price of $300.7 million, comprised of the following. The 70 facilities from National Self Storage for $212 million, which closed in July; one facility in Arizona for $2.9 million, which closed in July; one facility in New Jersey for $16.8 million, which closed in July; an additional two facilities in New Jersey for $8.2 million, which closed in August; seven facilities in Colorado for $19.5 million, which closed in September; two facilities in Florida for $17.8 million, which closed in September; an additional facility in Florida for $7.9 million, which closed in September; and four facilities in Texas for $15.6 million, which closed in September.
Second, subsequent to quarter-end, we have closed on the acquisitions of seven facilities totaling 400,000 square feet, and costing approximately $24.8 million. Six facilities in Texas for $17.6 million, which closed in October, and one facility in Florida for $7.2 million, which closed in November.
To summarize, between June 30th and today, we have acquired 95 facilities for a total consideration of approximately $325.5 million, which leads to our portfolio of 323 facilities.
With these acquisitions, we are increasing our market share in our existing markets of Southern California with three properties, Arizona 17, Tennessee eight, Florida four, and New Jersey three.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

In addition, they represent our continued expansion into new markets, such as Texas with 25 properties; Northern California, eight; New Mexico, 10; Colorado, 12; and Utah, five.
We continue to see many acquisition opportunities in the market, and we remain focused on our disciplined strategy of acquiring facilities that meet our diligence requirements and minimum yield hurdles. We currently have under contract a total of 45 facilities, totaling approximately 3.4 million square feet for approximately $280.1 million.
These 45 facilities are comprised of six separate portfolios. Based on this pipeline, our total facility count will increase from 154 facilities at the time of the — of our IPO, to 368. Going forward, we will continue to deploy the capital raised in our recent equity offering to make strategic and FFO accretive acquisitions.
Now, I would like to update you on Rising Tide. As a reminder, U-Store-It has the option to purchase self storage facilities from Rising Tide Development. The option comes exercisable for each facility when the facility achieves 85 percent physical occupancy for three consecutive months. As of October 31st, one property was at 85 percent occupancy, and one other property was 80 percent occupied. As these facilities continue to lease up, we plan to exercise our option to purchase more of these facilities in the upcoming year.
I’ll now turn it over to Todd Amsdell, our Chief Operating Officer, who will comment on our operational results.
Todd Amsdell: Thank you, Steve. Since many of you have asked about the impact of the recent hurricanes on our operations, I’d like to begin this morning to take a few minutes and give you an update. Hurricane Katrina did not cause any long-term service interruptions at 14 of the 15 affected facilities located in Alabama, Louisiana, and Mississippi. As we disclosed in an 8-K, we were required under GAAP to take an impairment charge of approximately 2.3 million at our

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Waveland, Mississippi facility. Because it is probable that insurance proceeds will cover the entire loss incurred under GAAP, we recorded an offsetting insurance recovery in our income statement, and as a result, the charge had no impact on our third quarter net income.
We believe that insurance proceeds will likely cover the entire amount of the impairment. As for the remaining 14 facilities, all of them are currently open. Since the hurricane, occupancy at these facilities has gone up almost 10 percent in Louisiana, while remaining stable in both Alabama and Mississippi. We expect occupancy to continue to increase within the affected areas, as local rebuilding efforts progress and create demand for storage space.
We are relieved to report that Hurricane Rita did not cause any significant damage at any of our facilities. Although we are still in the early stages of assessing the impact from Hurricane Wilma, we estimate that the uninsured property damages resulting from the hurricane will total approximately $800,000. We are pleased to report that Wilma did not cause long-term service interruptions at any of the 29 facilities affected in Florida. Due to our advanced preparations and rapid response and repair teams, we were able to return all of our facilities to operating status in a timely manner. As a result, all of the facilities affected by Hurricane Katrina, Wilma and Rita are currently open.
Moving on to our operating performance, when we look at the occupancy trend for our (same-store) portfolio of 153 facilities, all of which have been owned by us for more than one — for more than a year, it shows that our occupancy levels have remained steady. Average (same-store) occupancy for the third quarter 2005 was 85.2 percent, compared to 85.7 percent for the third quarter 2004. In addition, we held steady on a sequential basis, compared to the second quarter of 2005 85.2 percent.
As for our entire portfolio, overall average occupancy moved from 85.7 percent in the third quarter 2004 to 83.7 percent in the third quarter 2005, and remained steady compared to 83.5

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

percent in the second quarter of 2005. In other words, this illustrates that, one, our (same-store) portfolio is performing in line with our expectations, and two, we are executing on our plan to buy assets at attractive initial yields, with the opportunity to drive value creation through occupancy and rent increases. We are working to achieve this through implementing U-Store-It’s operating philosophy, and making use of our national call center.
Now, a few words on our operating trends in our five geographic regions, which consist of the Eastern, Midwest, Central, Western, and Southern regions. In our Eastern region, which includes Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Maryland, North Carolina, South Carolina, and Georgia, we acquired three facilities in the third quarter of 2005, bringing the total number of facilities in this region to 62, with 4.2 million square feet, as compared to 44 facilities, and 3.2 million square feet at the time of our IPO.
Average occupancy for the quarter was 82.6 percent, as compared to 82 percent for the second quarter of 2005. Year-over-year occupancy is down from 84.5 percent in the third quarter of 2005 due mainly to the addition of properties with general lower occupancy.
In our Midwest region, which includes Ohio and Tennessee, we acquired eight facilities in the third quarter of 2005, bringing the total number of facilities in this region to 48 facilities, with 2.7 million square feet, as compared to 22 facilities, and 1.3 million square feet at the time of the IPO. Average occupancy for the quarter was 82.1 percent, as compared to 81.1 percent in the second quarter. Year-over-year occupancy is down from 87.5 percent in the third quarter 2004, again due mainly to the addition of properties with general lower occupancy.
In our central region, which includes Michigan, Illinois, Indiana and Wisconsin, we did not acquire any facilities in the third quarter of 2005. The total number of facilities in this region stands at 41, with 2.5 million square feet, as compared to five facilities, and approximately 359,000 square feet at the time of the IPO. Average occupancy was 78.1 percent, as compared to 76.3 percent in the

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

second quarter of 2005. Year-over-year occupancy is down from 81.6 percent for the third quarter of 2004 as a result of the acquisition of properties with general lower occupancy.
The region did see some promising activity in the market. Rentals were up on the ongoing refurbishment, of the properties has had a positive impact, and these upgrades are being well received by our existing and new customers. We have placed a strong emphasis on promoting awareness of our brand in this market, and have physically brought these properties up through the use of signage and other curb appeal elements into our unified branding strategy. With a promising October, we are looking stronger going into the fourth quarter and on into 2006.
In our Western region, which includes California, Arizona, Texas, Colorado, New Mexico and Utah, we acquired 74 facilities in the third quarter 2005, bringing the total number of facilities in this region to 106, with 5.7 million square feet, as compared to 29 facilities and 1.6 million square feet at the time of our IPO.
Average occupancy was 85 percent, as compared to 84 percent in the second quarter of 2005. Year-over-year occupancy is down from 87.1 percent for the third quarter of 2004 as a result of the addition of properties with general lower occupancy.
The acquisition of the National Self Storage portfolio has led to increased opportunities in new and existing markets in this region, as we rebrand these locations and integrate them into our operations, we will increase our competitive edge in these markets.
Finally, in our Southern region, which consists of Florida, Alabama, Mississippi and Louisiana, we acquired three facilities in the third quarter of 2005, bringing the total number of facilities in this region to 67, with 4.6 million square feet as compared to 55 facilities, and 3.5 million square feet at the time of our IPO. Average occupancy in our Southern region is — was 87.2 percent, as

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

compared to 86.6 percent in the second quarter of 2005. Year-over-year occupancy is up from 86.1 percent from the third quarter of 2004.
This region continues to be our strongest region. We should see strong growth due to high demand and high occupancy at most of our Florida centers. Because the majority of our facilities were not operationally affected by the hurricanes, we will be able to support the increased demand driven by the hurricanes. We continue to increase occupancy at our existing and recently acquired properties in all regions by launching local marketing campaigns, improving our sales training at the store and call center levels, and by selective use of specials.
At the same time, we are focused on lowering the amount of non-standard rents and increasing our street rates, all of which will result in higher physical and economic occupancy.
I would now like to give an update on some of our recent acquisitions. During the third quarter of 2005, we acquired 88 storage facilities, the largest of which was the acquisition of the 70 facilities in the National Self Storage portfolio. Since the acquisition of this portfolio in late July, we have integrated our operations into these centers, changed computer systems, and are well on our way with our rebranding and marketing efforts. Thus far, this portfolio is performing according to projections, we are very excited about the future of this acquisition.
The remaining 18 facilities we acquired in the third quarter of 2005 have been successfully integrated into our operations and are performing according to plan. The 18 former (Liberty) (Self Store) facilities in Ohio and New York, which were acquired in April of 2005, are according to plan, and we remain on schedule with the rebranding.
And as for the 42 former Metro self-storage facilities, many of which are located in the greater Chicago land area, we are seeing some positive trends in occupancy and rental rates. We continue to strengthen our marketing efforts and our management team, as well as our capital

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

and maintenance projects. All of the recently acquired facilities are beginning to see the effects of our operating philosophy, and the benefits of our marketing efforts and national call center as mentioned on the previous earnings call. By quickly transitioning the management philosophy and focusing on driving occupancy and economic occupancy, these acquisitions are seeing positive trends as we head into the fourth quarter.
In order to continue the smooth integration of our acquired facilities, and to maximize the potential of our existing portfolio, we have focused on spending capital in a measured manner to improve our facilities. Through the end of the third quarter, we have spent approximately $6.9 million on upgrades and capital improvements. We have remodeled — in the third quarter, we remodeled 15 offices and converted non-climate-control spaces to climate control in six stores for an additional 30,000 square feet of climate-controlled space.
Digital — video surveillance systems were also installed or upgraded at 28 of our (self-storage) centers.
With respect to our cell tower and billboard business in the third quarter, we added nine cell towers and eight billboards through acquisitions. These leases, combined with our previous existing portfolio, will generate approximately $614,000 of revenue per year. And last but not least, during the third quarter of 2005, we continue to extend our relationship with U-Haul; we opened several dealerships through the third quarter, bringing our total to 154 locations. We are approaching the 175 mark as we look toward the end of the year.
With that, I will now turn the call back over to Steve Osgood.
Steven Osgood: Thank you, Todd. As Bob has mentioned, we have had a great year so far in executing on our acquisition plan. As we grew our platform from 154 facilities that are IPO to the 330 that we have currently, we have been successful in integrating these facilities and the people into our

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

company. We have also grown our overhead accordingly to absorb these additions, and to prepare ourselves for operating at a different level.
Now I’d like to talk a little bit about our outlook for the rest of 2005 and 2006. For the fourth quarter of 2005, we currently expect to earn an FFO per share in the range of 25 to 27 cents. This is based on a weighted-average share count of approximately 60.9 million shares, which includes the recently offered shares for a majority of the quarter. This range includes the impact of approximately $58.1 million of acquisitions by the end of 2005, bringing our total portfolio to 340 facilities at December 31st, 2005.
When we look at our projected full-year 2005 FFO, before the dilution from our recent equity offering, that figure is approximately $1.20 per share. This is about 24 percent higher than our pro forma 2004 FFO at IPO, which was approximately 97 cents per share. The dilution for the equity offering will go away as we complete our planned acquisitions for the rest of the year, and in the early part of 2006.
For 2006, we currently expect to earn an FFO per share in the range of $1.30 to $1.40. Our strategy of driving excellent internal growth, along with taking advantage of accretive acquisition opportunities, will allow us to continue growing our FFO per share in a meaningful way. Our preliminary earnings guidance for full-year 2006 is based on both internal growth from the year-end 2005 portfolio of 340 facilities, and an additional 500 million of acquisitions in 2006.
Here are the key assumptions. For our year-end 2005 portfolio, a 3.25 percent increase in the economic occupancy of our properties to be owned at year-end 2005. A two-percent increase in our rental rates. A three-percent increase in our property operating expenses over 2005 levels, and G&A of $14 million. Based on these assumptions, we expect to generate an FFO of $1.05 to $1.10 from our year-end 2005 portfolio of 340 properties. Note that this is based on a fully diluted

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

share count of 62.2 million shares, which includes the shares issued in our recent follow-on equity offering.
However, this does not take into account income from additional property acquisitions that could be made with approximately $230 million of (undeployed) cash that we expect to have at the end of 2005, which brings us to our acquisition assumptions for 2006. In 2006, we expect to make $500 million of acquisitions, timed as follows. For the first few months of the year, which we have more clarity on our pipeline, $225 million by the end of January 2006, and another 175 million at the beginning of the second quarter. Then for the rest of the year, for which we have less clarity on our pipeline, we are ramping down to $50 million of acquisitions in the third quarter, and a final $50 million of acquisitions in the fourth quarter.
These acquisitions are assumed to be made at a blended cap rate of 7.7 percent, and will be funded with the cash proceeds from our follow-on equity offering that I referred to earlier, as well as new draws on our revolving credit facility. These acquisitions are expected to generate approximately 25 to 30 cents of additional FFO for 2006. Because this reflects the FFO impact of these acquisitions completed during the year, on a run-rate basis, the FFO accretion would be higher, estimated to be 30 to 35 cents.
Therefore, we expect that our run-rate 2006 FFO, taking into account earnings from our year-end 2005 portfolio and the full-year impact of the 2006 acquisitions, to be in the $1.35 to $1.45-per-share range.
With that, I will turn the call back to Bob Amsdell.
Robert Amsdell: Thank you, Steve. And thanks, everyone, for joining our call today. And with that, we will open up for questions.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Operator: Thank you. Today’s question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star, one.
We’ll go first to David Toti at Lehman Brothers.
David Toti: Good morning, everyone.
Male: Good morning, David.
Male: Good morning.
David Toti: Two quick questions. The first, could you just provide a little bit of color on the (same-store) results? It seems that it’s slowed down a little bit over Q2.
Steve Osgood: Well, I would say, David, that it did slow down a little bit, but you also have to look at the effect of what we’re comparing to of the third quarter of last year, which we really had a very strong quarter. Also, I think it really is a better reflection to look at the whole nine-month period where the NOI growth is still at a very healthy 9.2 percent.
David Toti: OK. So you think Q3 just is a bad comp; Q4 should maybe rebound a little bit in terms of (same-store)?
Steve Osgood: Right, I would expect that it would rebound, but keep in mind that — based on our forecasts for 2006, that the growth rate that we’ve enjoyed, not only ourselves, but for the entire industry, will remain very healthy, but maybe not quite as healthy as it did for the first half of the year.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

David Toti: OK. My second question is, are you seeing any impact at the sort of operational level from any kind of consumer weakness?
Todd Amsdell: You know, I assume you’re referring to gas prices, and those types of things coming into the ...
David Toti: Yes, sort of inflationary issues, gas prices ...
Todd Amsdell: You know, we haven’t seen — in fact, as I mentioned, we’ve been seeing more that rentals are up, so I would anticipate that if there is such weakness, it’ll follow on more in length of stay, which, obviously, will be, you know, potentially eight to nine months out.
David Toti: OK, great. Thank you.
Male: Thank you.
Operator: Next we’ll go to Jordon Sadler at Citigroup.
(Greg Melcher): Hi, it’s (Greg Melcher) here with Jordon. What’s the cash portion of the 280 million of acquisitions that are currently under contract?
Steve Osgood: What is the cash portion of that?
(Greg Melcher): The — how — the cash you plan on using to fund that. Is there any assumed debt?
Steve Osgood: Right, we are not — of that 280 million, there is only $12 million of debt that we would assume, so we’re going to use the proceeds from the — from the offering that we currently have. And that at year-end will be about $230 million of cash, and then we’ll begin to tie into our line of credit.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

(Greg Melcher): And how much cash do you have on your balance sheet today?
Steve Osgood: Roughly $270 million.
(Greg Melcher): Late next year, you have a little over $100 million of debt maturing. Is there — or have you considered — you’re just going to refinance that, or what’s the plans with that?
Steve Osgood: We are just beginning to explore what the different possibilities might be — what we might be able to do with that. Two things of note about that debt is, one, that in today’s market it’s at much higher interest rates; it’s blended somewhere around 7.7 percent. But really, just as importantly, being the type of debt (CMBS) and secure-type debt, we feel that there’s probably between 80 to $100 million of value in the underlying assets that we’ll be able to unlock. So we’re certainly keenly aware of concerns about rates going up. But the fact that there’s so much value in those underlying assets are going to play into what that ultimate capital transaction will be.
(Greg Melcher): Would you consider something — doing something before the November maturity?
Steve Osgood: If we could actually strike the right deal to refinance them at an attractive rate, and that would make sense, and we — you know, had some — a little bit further clarity in our own minds where rates are going, that would certainly be a possibility.
(Greg Melcher): And there would be a pre-payment penalty if ...
Male: There is ...
(Greg Melcher): ... that?
Steve Osgood: Right, there is yield maintenance on the two mortgages that mature.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

(Greg Melcher): In the third quarter, was there the 500,000 of hurricane costs that you had in the press release, was that in the results?
Steve Osgood: You know, one of the things about our capitalization policy that kind of caught up with us last year, and why some of our operating expenses in 2004 were higher, is that our capitalization policy is set very low at a property level, that anything over $500, basically — and below $500 ends up getting expensed. And I don’t want to go back into a year ago, but there were items that we ended up expensing last year that, historically, you would think would be capitalized. This year we have the benefit of our capitalization policy being so low that that $500,000 ultimately will end up being capitalized and not expensed.
(Greg Melcher): So it did show up in the results?
Steve Osgood: Right.
(Greg Melcher): OK.
Steve Osgood: But not in — but not in the earnings. It’s because it’s going to be of capital nature, and it’ll come through as depreciation.
(John): It’s (John). Are you changing your capital vision policies from where you were in ‘04 to where you are in ‘05?
Steve Osgood: No.
(John): So you’re staying with that $500 number?

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Steve Osgood: Right.
(John): (Greg).
(Greg Melcher): Is this — and will the same occur for the — for the Hurricane Wilma charges in the fourth quarter?
Steve Osgood: Yes.
(Greg Melcher): OK, thank you.
Operator: We’ll move next to David Harris at Lehman Brothers.
David Harris: Hi, good afternoon. Just a couple of ...
Male: Hi, David.
David Harris: ((inaudible)) with you, Steve. Did you say your expectations when supporting your guidance for rents to increase only two percent next year?
Steven Osgood: Right, we continue to see within the industry the leveling off and burn-off of concessions to where the real pop has been in our own portfolio for ‘05, and we see continuing in ‘06. It’s going to be more in the continuation of this burn-off of giving discounts and other concessions to tenants, versus moving the needle on our rental rates.
Our philosophy has always been to be the highest priced self-storage in any given market, but we’re seeing that more and more people are really — we’re focusing on getting rid of the discounts and less on the upper end of the pricing.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

David Harris: How does that two percent expectation for rental growth next year compare to your expectation for ‘05?
Steven Osgood: In ‘05, we were looking that we were going to grow rents — continue to grow rents at approximately four percent, and that has been the — what we’ve experienced.
David Harris: OK, so we’re on track for four?
Steven Osgood: Right.
David Harris: And then a second point on the reference to the expectation of a blended cap rate of 7.7 on your $500 million of acquisitions next year.
Steven Osgood: Yes.
David Harris: Is that on in place income, or is that on a stabilized basis?
Steven Osgood: It’s on a stabilized basis, looking at the 2006 NOI.
David Harris: OK. So, and that would assume some improvement in occupancy, typically?
Steven Osgood: It would — yes, that would include some – typically, it would include some projection of better occupancy.
David Harris: OK. All right, thanks a bunch.
Male: Thank you.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Operator: And next we’ll go to Eric Rothman at Wachovia Securities.
Eric Rothman: Good morning, I wanted to ask a little bit — get a little bit more information, rather, about the gap between physical occupancy and economic occupancy. Why is it that the (same-store) portfolio has a much wider gap than the total portfolio?
Todd Amsdell: Well, I guess the short answer to that is we — you get what you buy, so you know, our — as Steve mentioned, philosophy has always been to push rates, which will inevitably — which could potentially then lead to a wider gap. So, you know, we’re going to get what we get as we buy these properties, but we continue to push our rates to be the highest price, to be the quality leader, and then we’ll bring that up. And as you know, we did experience a number of two years or so of running specials, and depending on the market that you buy into, they may or may not have been as aggressive on those specials.
Eric Rothman: So it’s a matter of, I guess, buying — I guess I’m maybe not clear, it’s — you’re buying properties that have a smaller gap because they’re in markets where there was less competition?
Steve Osgood: Well it would be more so than, Eric, that we may be pushing the rates on our existing portfolio, and once you do that, you’re — the basic mathematics of it is that you’re already going to be increasing that spread between the physical and economic, and that we’re buying properties where the prior owners may not have been as aggressive in their pricing.
Eric Rothman: OK, sure. So, because you are pushing your top-line rate, you’re actually — you’re increasing that gap over ...
Male: Right.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Male: Right.
Male: We increased the gap by doing that.
Eric Rothman: OK. What was the average economic occupancy for the (same-store) portfolio in the Q3 ‘04 period?
Steve Osgood: You know what, I can give you a better feel — I don’t have that exact number, but at June of ‘04, it was at 12.9 percent, and June of ‘05 we had gotten it down to 9.4 percent. Historically, up until 2001, our spread had been five percent, we’re not expecting that we’re going to get back to that level in 2006, the goal is to get — by the end of 2006, get that spread down to 7.5 percent.
Eric Rothman: And that would be mostly because of the acquisition of new properties where there was a smaller spread? Or that would just be ...
Male: No, mostly because we’re pushing on that. Again, it’s not that we’re — I mean, we’re always looking at rental growth, but we’re very focused right now on bringing those non-standard rents up, and also offering less specials.
Eric Rothman: OK, great. Then, just very quickly with respect to the acquisitions. Of the 280, I think it is, or is under contract, what is the blended cap rate, or approximately, on — approximately the blended cap rate on those under contract acquisitions?
Steve Osgood: I would tell you — Eric, that the blended cap rate is somewhere around a seven-four to a seven-five. We believe — and the guidance that we’ve given of the timing, because we are under contract on a couple of larger portfolios, that there has historically been a spread between one-off transaction and those portfolios, as that blended cap rate of the seven-seven is skewed to a lower

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

end at the beginning of ‘06, and that we believe that we’ll be able to buy one-off transactions more aggressively from our standpoint as a buyer in the back half of the year.
Eric Rothman: What was the blended cap rate on the Q3 acquisitions?
Steve Osgood: Those Q3 acquisitions were basically with the kind of breaking out National a little bit north of eight percent.
Eric Rothman: OK, so is this indicative of, you know, aside from hopefully getting better cap rates on smaller properties in the back end of the year? Do you think this is indicative of a significant amount of compression in cap rates for the foreseeable future? Versus indicative of just this particular transaction.
Steve Osgood: Why — you know, the — I don’t want to — you know, we purposely did not get too much into the two transactions we have, because we do have them under contract, but we haven’t closed. We believe that some of our competition may not be aware that they’re actually on the market, so we don’t want to give too much information to lead to any further competition.
I would tell you that we’re not really seeing a change in cap rates on properties over the last nine months or so, it’s a very broad range, everywhere from 6.5 to as high as nine. And again, I think you’re aware that we try to track every property that we’re aware of in the United States on the market. This morning, that list totals $2.4 billion of self-storage properties available. I think the sweet spot is between 7.5 and an eight cap for most transactions, and obviously, in some more desirable locations and markets, it gets down lower, and conversely, the opposite of that.
Eric Rothman: Right, thank you very much. I’ll yield the floor.
Male: Thanks, Eric.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Male: Thank you, Eric.
Operator: Next, we’ll go to Rick Murray at Raymond James.
Rick Murray: Hey, good morning guys.
Male: Good morning.
Male: Good morning.
Rick Murray: Hey, a couple of questions, really, as it — as it pertains to the — kind of the (same-store) performance in the quarter. I mean, can you talk at all about the geography and anything that you’ve seen change perhaps by region or market in the last quarter or so that may have affected the (same-store) performance this quarter? And also, can you talk about what you see going forward that gives you confidence to project, you know, (same-store) NOI growth next year that looks substantially higher than kind of the rate you’re seeing right now?
Todd Amsdell: Yes, well, let me address the regional question first — this is Todd. I am encouraged in a number of the regions, as we’ve seen not only a strengthening up in the Indiana and Illinois markets. The Chicago land area, obviously, our southern markets, as mentioned, continue to drive the portfolio. Those markets are strong. They’ve only gotten stronger with recent events, although I’ve got to tell you, with all the people moving in, they didn’t need the recent events to be strong markets, these were strong markets before. They’re, I guess, just a little stronger now.
But I think we’re seeing what other operators in our industry are seeing, in that our southern markets all the way across the United States are strengthening and getting stronger, you know,

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

as we’ve mentioned in the past, it’s the lack of new facilities that are coming into these markets that have really given us encouragement to say that the programs we have in place will keep in place. In other words, offering less specials, driving our rental rates, increasing our economic occupancy. We’re pushing that in certainly our southern markets, but also into our northern markets, where there as well not seeing the levels of new facilities that we saw 2000, 2001, 2002. So overall occupancy in the industry continues to rise. And that, I guess, leads into the second question, in that we are bullish on the entire portfolio because of that, it — you know, some markets are certainly stronger than others, but there is a general strengthening in all of our markets, and that gives us a very good feeling ending this year and going into 2006.
Rick Murray: OK. I mean, I guess that’s fair. I guess the – really, what I was trying to get at was — I mean, was there anything, you know, specific to this quarter that you can identify, you know, kind of looking out across the industry, and relative to your peers? I mean, it would certainly seem that the industry is putting up, you know, numbers that are, you know, looking a little bit stronger than the numbers you put up this quarter. And I’m trying to ascertain, you know, what perhaps is causing you guys to see, you know, some trends that have deviated a little bit.
Todd Amsdell: Well, Rick, I would — my answer to that would be that we are — I don’t think seeing anything different than any of our competitors. As Steve pointed out, when you’re looking quarter to quarter, I think it’s important to look at that quarter that you are basing the analysis on, and I think looking back, you’ll see that was a very strong quarter for U-Store-It. And basing on that, we’re growing strong on a strong quarter.
So, you know — and to answer the first part of the question, I don’t see anything in specific — or specifically in the third quarter for our portfolio or anyone else’s that makes their properties, or any of our competitor’s properties any stronger, or their markets any stronger.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Steve Osgood: I mean, in Q3 of ‘04 — and keep in mind, our (same-store) portfolio, other than the Waveland property, has been the same for the last two years. And Q3 ‘04, our (same-store) revenue top-line growth was up year-over-year by 6.7 percent, and the average of the other REITs was up 4.2 percent. So we are going up against a good quarter from a year ago.
Rick Murray: OK, thanks.
Male: Thank you.
Operator: Next, we’ll go to Michael Knott at Green Street Advisors.
Michael Knott: Yes, my question was answered.
Male: OK.
Operator: Thank you. Next we’ll go ...
Male: Good talking with you, anyway.
Operator: We’ll go to Paul Adornato at Harris Nesbitt.
Paul Adornato: Thanks, good morning.
Male: Good morning, Paul.
Paul Adornato: Was wondering if you expect the length of time to stabilize properties, your new acquisitions, to be any different in 2006 than you’ve experienced in ‘05.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Todd Amsdell: Paul, this is Todd, I’m not sure I understand the question ...
Male: ... lease up of the acquisition properties to match up to our (same-store) portfolio.
Todd Amsdell: Is that the question, Paul, is ...
Paul Adornato: ... Is.
Todd Amsdell: ... it when do we expect the occupancy of the acquisition portfolios to match that of the (same-store) portfolio?
Paul Adornato: Right. And do you expect it to take as long, longer, or shorter than you’ve experienced in ‘05?
Todd Amsdell: Well, I think that you’re going to see that portfolio as a portfolio leased up much faster because of the new products, like climate control, and security features that we’re introducing into those markets; that alone will help to generate occupancy. But also, as we mentioned before, our call center and our marketing initiatives, and the fact that there is occupancy of the other stores to lease up, we feel will help us to bring those stores up to (same-store) occupancy. You know, will all stores be there at the exact same place at the end of the year? Obviously, I can’t promise that, but there’s certainly more opportunity in those stores, and those stores will certainly experience a higher increase in occupancy gains than the (same-store) portfolio.
Paul Adornato: OK. And looking at the $2.4 billion in the transaction database, how much of that will actually trade hands?
Steve Osgood: Well that is a — Paul, that is a great question. You know what, I’ve actually, for one, never seen our database with a number that’s quite that large. At the time of the IPO, it was $500 million. I

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

would tell you that I really don’t have an answer for you. I can tell you that our hit rate will basically be unusually high because of these two portfolios, and the fact that we have about 280 million of that list currently under contract. So, you know, our hit rate of somewhere around 25 percent to 28 — I mean, I’m sorry, about 10 percent — or eight or 10 percent is unusually high, because a lot of those properties are in markets that we’re not even interested in, or maybe of properties of size, you know, that we’re not interested in. But we just basically have always maintained this database for the past 10 years, and try to have — use it as a barometer of the industry, as well as obviously fueling the leads of acquisitions.
But I don’t have an answer for you specifically to the question.
Paul Adornato: OK, thank you.
Robert Amsdell: Thank you.
Operator: We’ll move next to Ross Nussbaum at Banc of America Securities.
Ross Nussbaum: Hi, everyone, good morning.
Male: Good morning, Ross.
Male: Good morning.
Ross Nussbaum: A couple questions. I’m not sure I missed this, but you provided the portfolio occupancy number. What was the (same-store) occupancy percentage for the quarter?
Male: 85.2.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Ross Nussbaum: OK. And did you provide what the average (same-store) rent per square foot was?
Todd Amsdell: I did not provide that. For the (same-store) portfolio, it’s 10.30.
Ross Nussbaum: $10.30?
Male: Yes.
Ross Nussbaum: And what’s the current asking rent?
Todd Amsdell: I’m not sure what that is.
Steve Osgood: It would be in the market rate.
Male: Oh, I see.
Ross Nussbaum: Well, versus the average — the average rent in place is obviously going to be lower than what the — what you’re currently ...
Male: Right.
Ross Nussbaum: ... asking, right?
Male: Yes — no, I don’t have that, Ross, I can get that and get back to you.
Ross Nussbaum: OK. On the expense side, how much of the decrease, both for the quarter and year-to-date, is really due to the lower marketing expenses? And I’m just curious, why — I may have missed that — but why are the marketing expenses really lower?

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Male: (Same-store).
Todd Amsdell: On a (same-store) basis?
Ross Nussbaum: Yes.
Male: Or ...
Steve Osgood: Why are they lower?
Todd Amsdell: Rolling through, well he wants the exact numbers?
Male: ((inaudible))
Ross Nussbaum: I’m just curious, is it — is it (yellow paging)?
Todd Amsdell: Well they’re — in general, they’re lower because of the fact that we’re able to combine adds, and we’re able to, you know, even on a (same-store) type basis, you’re going to have a pick-up as you bring properties in, and as you increase your economy of scale with your marketing programs.
So, in other words, there was nine stores in an ad, you bring in the — you know, five more stores, just on the (same-store) basis, you’re still going to see a decrease in the amount of money that each store pays for that one ad.
Ross Nussbaum: OK. And then, I’m sorry if I missed this again, but the rationale on the (same-store) revenues as to why the growth was lower in the third quarter versus the year-to-date.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Todd Amsdell: Well, it’s compared to the third quarter of last year.
Ross Nussbaum: Right, I understand that. But why is it only 1.8 percent growth in the third quarter, yet 4.8 for the nine months? What was particular in the third quarter that caused the growth to be lower?
Steve Osgood: Well, again, you’re comparing to a year ago, I mean, the growth in the first half of the year, Ross, going against the first half of ‘04, we experienced maybe a little bit ahead of our competition increased revenues in the second half of ‘04, more so than maybe they enjoyed. But in – so, matching up the numbers and continuing that growth in the first half of ‘05, matching up the (same-store)s to the first half of ‘04, which were weaker quarters for us, we were dramatically higher during those periods of time.
Ross Nussbaum: OK, so if I’m understanding you correctly, it was — it was really a matter of just having a tougher comp in ...
Steve Osgood: Right.
Ross Nussbaum: ... in the third quarter of the year.
Steve Osgood: Right.
Ross Nussbaum: OK. Thank you.
Male: Thank you.
Male: Thank you.

U-STORE-IT
Moderator: Guy Gresham
11-11-05/8:00 a.m. CT
Confirmation # 9541780

Operator: And we’ll now take a follow-up from Rick Murray at Raymond James.
Rick Murray: Hey, yes, one more question. Given that the current portfolio has grown obviously substantially, I mean, do you think the (same-store) pool of properties is representative of the type of performance that the overall portfolio is delivering right now?
Steve Osgood: Well, I would tell you that the tough part of answering that question is the amount of acquisitions that literally took place in the third quarter, that we haven’t had the properties for that long to make an assessment to say that it’s, you know, totally up to where the existing portfolio would be. I would tell you Rick, that is probably a better question in the next call, three months from now, when we’ve had the opportunity to actually operate the properties for a little bit longer period of time.
Todd Amsdell: But Rick, I will tell you that there’s more opportunity in that portfolio, again, as we introduce everything from climate control to security features to best management practices, it’s — you know, the acquisition portfolio that I expect to see more growth out of.
Rick Murray: OK, thanks.
Operator: And at this time, there are no further questions. I’ll turn the conference back over to management for closing remarks.
Robert Amsdell: Thank you. And thank you all for your interest in our company, we appreciate your involvement, and wish you good day.
Operator: And that does conclude today’s conference. Again, thank you for your participation.
END